Exhibit 99.1

Contact:	Jim Davidson	Tony Pordon
	Executive VP — Finance	Senior Vice President
	201-325-3303	248-648-2540
	jdavidson@unitedauto.com	tpordon@unitedauto.com
UNITEDAUTO UPDATES FOURTH QUARTER AND FULL YEAR 2005 GUIDANCE
BLOOMFIELD HILLS, MI, January 23, 2006 — United Auto Group, Inc. (NYSE: UAG), a worldwide automotive retailer, today announced that it was updating its fourth quarter and full year 2005 earnings guidance. The Company currently estimates earnings in the range of $0.62 to $0.67 per share for the fourth quarter and $2.51 to $2.56 per share for the full year 2005. In the fourth quarter of 2005, the Company sold all of the remaining variable profits relating to the pool of extended service contracts sold at its dealerships over the past five years. Due to the performance of the pool, the Company recorded an $0.11 per share gain which was not anticipated in the Company’s previously issued earnings guidance. In future periods, the Company will earn all profits associated with extended service contracts sold at its dealerships at the time of sale.
About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 278 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 19 states and Puerto Rico and 107 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000, and has approximately 13,800 employees.
Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to our reported financial results. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending, economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, its Form 8-K filed on the date hereof and its other filings with the Securities and Exchange Commission, each of which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.
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